April 16, 1998



Securities and Exchange Commission
Office of Document Control
450 5th St., N.W.
Washington, D.C. 20549

Gentlemen:

     Pursuant to General Instruction C, paragraph 3 of Form 10-KSB, this letter is to notify you that the financial statements in the 1997 Annual Report (Form 10-KSB) to the shareholders of First Financial Corporation do not reflect a change from the preceding year in any accounting principles or practices or in the methods of application of those principles or practices.

                              Sincerely,


                              /s/ Robert L. Harris
                              Robert L. Harris
                              Vice President